Exhibit 3.1

FILED

FEB 10 2003

STATE TREASURER

CERTIFICATE OF INCORPORATION

OF

LINCOLN EDUCATIONAL SERVICES CORPORATION

THE UNDERSIGNED, of the age of eighteen years or over, in order to form a corporation pursuant to the provisions of the New Jersey Business Corporation Act, hereby certifies as follows:

1.                                       The name of the Corporation is LINCOLN EDUCATIONAL SERVICES CORPORATION.

2.                                       The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

3.                                       The Corporation is authorized to issue 50,000,000 shares of common stock without par value.

4.                                       The initial registered office of the Corporation is 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.  The name of the Corporation’s initial registered agent at that office is Alexandra Luster.

5.                                       The number of directors shall be as specified in the Bylaws.  Two persons will constitute the first board of directors; their names and addressed are as follows:

Name	Address

David Carney	200 Executive Drive, Suite 340, West Orange, New Jersey 07052

Scott Shaw	200 Executive Drive, Suite 340, West Orange, New Jersey 07052

6.                                       The name and address of the incorporator of the Corporation is as follows:

Robert W. Anderson, Esq.

c/o Lindabury, McCormick & Estabrook, P.A.

53 Cardinal Drive, P.O. Box 2369

Westfield, New Jersey 07091

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 7th day of February, 2003.

/s/ Robert W. Anderson
Robert W. Anderson